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                                                                   EXHIBIT 23.12

                   Consent of International Data Corporation


We consent to the use of data provided by us regarding the size of the network integration and management services markets (as attached) in the Registration Statement (Form S-1; File No. 333-48103), any Registration Statement relating to such Registration Statement under Rule 462 under the Securities Act of 1933, as amended, and any related Prospectus of Global Imaging Systems, Inc. for the registration of its common stock.

City, State: Framingham, MA            Name: Michael Melenovsky
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Date:  5-4-98                          Signature: /s/ Michael Melenovsky
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"The network consulting and integration services market generated sales in the
U.S. of approximately $5.8 billion in 1996 and is expected to grow to approximately $12.4 billion in 2001, according to International Data Corporation. In addition, the network management services market (as a discrete segment) generated sales in the U.S. of approximately $1.5 billion in 1996 and is expected to grow to approximately $3.7 billion in 2001, according to International Data Corporation.

                                                  /s/ Michael Melenovsky